Exhibit 99.1

Houlihan Lokey to Commence a Tender Offer to Acquire GCA Corporation

Transaction Valued at approximately $591 million

New York — August 2, 2021—Houlihan Lokey (NYSE:HLI), the global investment bank, and GCA Corporation (“GCA”) (TSE:2174), today announced that they have entered into a definitive agreement, dated as of August 3, 2021 (local time in Tokyo), under which Houlihan Lokey will commence a tender offer to acquire GCA for a total cash purchase price of approximately ¥65 billion, or approximately $591 million, based on an assumed exchange rate of ¥110 per $1.

Under the terms of the agreement, which has been unanimously approved by the Houlihan Lokey Board of Directors and the GCA Board of Directors, Houlihan Lokey will commence a tender offer in Tokyo on August 4, 2021 to acquire all outstanding shares of GCA for ¥1,380 ($12.55) per share in cash, in addition to all stock options of GCA (priced to net out applicable exercise prices). The purchase price represents a 31.3% premium to the closing stock price on August 2, 2021 of ¥1,051 per share and a 40.3% premium to the three-month simple average price.

“The acquisition of GCA will create one of the largest technology advisors in the world, one that more closely matches the size and importance of this sector in today’s global economy. In addition, this combination would significantly expand our presence in Europe and Asia and establish Houlihan Lokey as one of the most geographically diversified investment banking firms among our peer group,” said Scott Beiser, CEO of Houlihan Lokey. “GCA’s corporate culture, business philosophy, and client focus, all closely resemble Houlihan Lokey’s, and we believe our combined organizations will enable us to more effectively serve our clients and position our firm for the future as we continue to grow our suite of products and services around the world.”

“The opportunity to become part of Houlihan Lokey is a hugely exciting step for GCA and a major milestone on our strong growth journey. The two firms combined will form one of the largest independent global M&A advisory firms, and the scale of our global platform will create fantastic opportunities both for our clients and our teams. We feel that GCA and Houlihan Lokey complement each other perfectly in terms of our culture/philosophy of ‘For Clients’ Best Interest’ and our sector and geographic coverage,” said Aki Watanabe, founder and Representative Director of GCA Corporation.

The closing of the tender offer is subject to receiving certain regulatory approvals, and the tender to Houlihan Lokey of shares representing at least two-thirds of GCA’s fully diluted outstanding common stock. The tender offer is expected to close on October 4, 2021. Following the successful completion of the tender offer, it is expected that Houlihan Lokey will acquire all shares not tendered through a second-step at the same price. The transaction is expected to be financed with cash on Houlihan Lokey’s balance sheet.

Upon the completion of the transaction including the second-step, GCA will become a privately held company and shares of TSE:2174 common stock will no longer be listed on any public market.

A brief summary of GCA, the transaction and transaction rationale is included in a presentation on the Houlihan Lokey Investor Relations Website and can be accessed through this link here.

Houlihan Lokey retained Daiwa Securities Co., Ltd. as its financial advisor and tender offer agent for the transaction and Latham & Watkins LLP as its legal advisor. GCA retained Mitsubishi UFJ Morgan Stanley Securities and Plutus Consulting as its financial advisors for the transaction and Morrison & Foerster as its legal advisor.

Investor Conference Call and Webcast

Houlihan Lokey will host its previously scheduled conference call and live webcast at 8:00 a.m. Eastern Time on Tuesday, August 3, 2021, to discuss its first quarter fiscal 2022 results. During the call, the Company will also be providing comments related to the GCA transaction. The number to call is 1-855-327-6837 (domestic) or 1-631-891-4304 (international). A live webcast will be available in the Investor Relations section of the Company’s website. A replay of the conference call will be available from August 3, 2021 through August 10, 2021, by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and entering the passcode 10015775#. A replay of the webcast will be archived and available on the Company’s website.

About Houlihan Lokey

Houlihan Lokey (NYSE:HLI) is a global investment bank with expertise in mergers and acquisitions, capital markets, financial restructuring, and valuation. The firm serves corporations, institutions, and governments worldwide with offices in the United States, Europe, the Middle East, and the Asia-Pacific region. Independent advice and intellectual rigor are hallmarks of the firm’s commitment to client success across its advisory services. Houlihan Lokey is the No. 1 M&A advisor for the past six consecutive years in the U.S., the No. 1 global restructuring advisor for the past seven consecutive years, and the No. 1 global M&A fairness opinion advisor over the past 20 years, all based on number of transactions and according to data provided by Refinitiv.

About GCA Corporation

GCA Corporation (TSE:2174) is a global investment bank that provides strategic M&A and capital markets advisory services to growth companies and market leaders. The firm offers worldwide coverage with over 500 professionals in 24 offices across America, Japan/Asia, and Europe. Built by the people that run the business, GCA is a firm of experts who focus on deals that require commitment, original perspective, skill, and exceptional networks.

Important Information

The tender offer for the outstanding shares of GCA common stock and outstanding stock options has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of GCA common stock or stock options. The solicitation and offer to buy shares of GCA common stock and stock options will only be made pursuant to the tender offer materials that Houlihan Lokey intends to file in accordance with applicable Japanese law.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects,” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors (including the significant effect that the COVID-19 pandemic has had on our business and is expected to continue to have on our business), which are, in some cases, beyond Houlihan Lokey’s control and could materially affect actual results, performance, or achievements. For a further description of such factors, you should read Houlihan Lokey’s filings with the Securities and Exchange Commission. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Houlihan Lokey does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact Information

Investor Relations

212.331.8225

IR@HL.com

Media Relations

917.331.1580

PR@HL.com